Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Arizona Dividend
Advantage Municipal Fund
333-49260
811-09459

A special meeting of the shareholders
of the Nuveen Arizona Dividend
Advantage Municipal Fund was held
on July 26, 2005.

The purpose of the meeting was to
approve
a new investment management
agreement.  We hereby incorporate
by reference the voting results of the
meeting as filed
in the SEC filing on
October 7, 2005, under Conformed
Submission
Type N-CSR, accession
number 0000891804-05-003008.